Exhibit 99.1

Syndax Pharmaceuticals Reports First Quarter 2016 Financial Results and Provides Business Update Following IPO

ENCORE 601 Phase 1b dose escalation has been completed and safety confirmation has commenced at the 5 mg dose

Waltham, Massachusetts – May 16, 2016 (GLOBE NEWSWIRE): Syndax Pharmaceuticals (“Syndax” or the “Company”) (Nasdaq:SNDX), a clinical stage biopharmaceutical company focused on developing entinostat in multiple cancer indications, today reported its financial results for the first quarter ended March 31, 2016, and provided a pipeline update and review of upcoming milestones. As of March 31, 2016, Syndax had $133.7 million in cash, cash equivalents and short-term investments.

“The first quarter of 2016 marked a significant milestone for Syndax with the completion of our initial public offering in March. Our Company now has both the financial resources and the experienced leadership team required to accelerate the development of entinostat as a combination therapy in multiple cancer indications and to expand our pipeline,” said Dr. Briggs Morrison, Chief Executive Officer of Syndax.

“We are pleased to have completed the initial dose escalation stage of ENCORE 601 and following the investigators’ recommendation, we have begun the next dose confirmation stage at the 5mg dose,” said Dr. Michael L. Meyers, Chief Development Officer of Syndax. “We look forward to communicating the results of our ongoing entinostat clinical trials in a variety of oncologic indications.”

Pipeline Updates

•

In April 2016, Syndax completed the initial dose escalation stage of ENCORE 601, an open-label, Phase 1b/2 clinical trial evaluating the combination of entinostat plus Merck’s anti-PD-1 blocking therapy, Keytruda® (pembrolizumab), in patients with advanced metastatic or recurrent non-small cell lung cancer (NSCLC) or melanoma. Based upon the results of the initial dose escalation phase, the investigators recommended moving forward with the dose confirmation stage of the study at the 5 mg dose. This next stage of the trial has commenced and is on schedule to be completed in the third quarter of 2016. An abstract describing the design and preliminary results of the initial dose escalation stage of the trial was accepted for publication and will be available on the American Society of Clinical Oncology (ASCO) Annual Meeting website. Assuming enrollment progresses as we anticipate, we plan to submit an abstract reflecting the safety and efficacy data from the Phase 1b dose escalation and confirmation stages for presentation at a scientific meeting in the fourth quarter of 2016.

•	Enrollment for E2112, our registrational Phase 3 trial of entinostat plus Aromasin® (exemestane tablets) in advanced HR+, HER2- breast cancer has exceeded 200 patients and, according to Eastern Cooperative Oncology Group-American College of Radiology Imaging Network Cancer Research Group (ECOG), interest in this trial continues to build. The E2112 trial is being run in collaboration with ECOG and the National Cancer Institute under a special protocol assessment with the U.S. Food and Drug Administration (FDA). Entinostat was granted Breakthrough Therapy designation by the FDA for HR+ breast cancer following positive results from our Phase 2b clinical trial, ENCORE 301.

Key Recent Achievements

•	During March 2016, Syndax completed its initial public offering of 4,809,475 shares of its common stock at a public offering price of $12.00 per share, resulting in total proceeds of $50.5 million, net of underwriting discounts and commissions and offering expenses.

•	In January 2016, Syndax appointed Allan L. Shaw Chief Financial Officer, Treasurer and Secretary. Allan joins Syndax with more than 20 years of experience as a chief financial officer, industry executive and independent board member of public companies with proven skills and expertise across multiple finance disciplines, corporate governance and risk management.

•	In January 2016, Syndax, Pfizer Inc. and Merck KGaA, Darmstadt, Germany, announced that the parties had entered into a collaboration agreement to evaluate avelumab, an investigational, fully human anti-PD-L1 IgG1 monoclonal antibody, in combination with Syndax’s entinostat, an investigational oral, small molecule that targets immune regulatory cells (myeloid-derived suppressor cells and regulatory T- cells), in patients with heavily pre-treated, recurrent ovarian cancer. Avelumab is currently under clinical investigation across a broad range of tumor types by the alliance between Merck KGaA and Pfizer. Syndax believes that the continued interest from leading companies in investigating the potential of entinostat in combination with checkpoint inhibitors reflects positively on the potential mechanism of action of the molecule and also reinforces the Company’s clinical strategy to explore entinostat for the benefit of patients across a broad range of solid tumor indications.

Upcoming Milestones

•	Syndax expects to commence ENCORE 602 in collaboration with Genentech in the second quarter of 2016.

•	Syndax anticipates commencing ENCORE 603 in collaboration with Pfizer and Merck KGaA in the fourth quarter of 2016.

•	Syndax expects to complete the Phase 1b confirmation stage of ENCORE 601 in the third quarter of 2016.

Syndax Expects To Make Presentations at the Following Upcoming Conference

•	Syndax management will make a presentation and host one-on-ones at the JMP Securities Life Sciences Conference on June 21-22, 2016 at the St. Regis Hotel in New York City.

First Quarter 2016 Financial Results

As of March 31, 2016, Syndax had cash, cash equivalents and short-term investments of $133.7 million. As of March 31, 2016, Syndax had 17,782,150 shares outstanding.

For the three months ended March 31, 2016, Syndax recognized license fees of $0.3 million derived from the license agreement with Kyowa Hakko Kirin Co., Ltd.

First quarter 2016 research and development expenses increased $3.1 million, or 178%, to $4.8 million from $1.7 million for the comparable period in the prior year due to increased clinical trial activities in E2112 and ENCORE 601 and trial start-up costs for ENCORE 602.

General and administrative expenses increased to $4.3 million during the first quarter of 2016, from $2.7 million for the comparable period in the prior year primarily due to non-cash stock-based compensation.

For the three months ended March 31, 2016, Syndax reported a net loss attributable to common stockholders of $12.9 million, or $2.85 per share, compared to a net loss attributable to common stockholders of $12.1 million, or $206.30 per share, for the comparable period in the prior year. The net loss per share calculation for the three months ended March 31, 2016 and 2015 includes the impact of dividends and accretion on the convertible preferred stock, which converted into common stock upon the completion of the initial public offering in March 2016 and will not impact quarterly net loss calculations in the future.

Conference Call and Webcast

In connection with the earnings release, Syndax will host a conference call and live audio webcast at 4:30 p.m. ET on Monday, May 16, 2016 to discuss the financial results and give an update on the Company’s progress.

Conference Call Information:

Date: Monday, May 16, 2016

Time: 4:30 p.m. ET

Domestic Dial-in Number: 1-855-238-6664

International Dial-in Number: 1-262-912-4798

Live webcast: http://edge.media-server.com/m/p/msy6sdt8

For those unable to participate in the conference call or live webcast, a live audio webcast of the call will also be available on the Investor section of the Company’s website, www.syndax.com, where a webcast replay will also be available for two weeks following the live event.

About Syndax Pharmaceuticals, Inc.

Syndax is a clinical stage biopharmaceutical company developing entinostat as a combination therapy in multiple cancer indications. Entinostat, which was granted Breakthrough Therapy designation by the U.S. Food and Drug Administration following positive results from our Phase 2b clinical trial, ENCORE 301, is currently being evaluated in a Phase 3 clinical trial for advanced hormone receptor positive breast cancer. Concurrently, Syndax is developing entinostat with a focus on tumors that have shown sensitivity to immunotherapy, including lung cancer, melanoma, ovarian cancer and triple-negative breast cancer (TNBC). Entinostat is an oral, small molecule drug candidate that has direct effects on both cancer cells and immune regulatory cells, potentially enhancing the body’s immune response to tumors. Entinostat is being evaluated as a combination therapeutic in Phase 1b/2 clinical trials with Merck & Co., Inc. for non-small cell lung cancer and melanoma, with Genentech, Inc. for TNBC, and with Merck KGaA, Darmstadt, Germany, and Pfizer Inc. for ovarian cancer. For more information on Syndax please visit www.syndax.com.

Syndax’s Cautionary Note on Forward-Looking Statements.

This press release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Words such as “may,” “will,” “expect,” “plan,” “anticipate,” “estimate,” “intend,” “believe” and similar expressions (as well as other words or expressions referencing future events, conditions or circumstances) are intended to identify forward-looking statements. These forward-looking statements are based on Syndax’s expectations and assumptions as of the date of this press release. Each of these forward-looking statements involves risks and uncertainties. Actual results may differ materially from these forward-looking statements. Forward-looking statements contained in this press release include, but are not limited to, statements about the progress, timing and scope of clinical trials and the reporting of clinical data for Syndax’s product candidate. Many factors may cause differences between current expectations and actual results including unexpected safety or efficacy data observed during preclinical or clinical studies, clinical trial site activation or enrollment rates that are lower than expected, changes in expected or existing competition, changes in the regulatory environment, failure of Syndax’s collaborators to support or advance collaborations or product candidates and unexpected litigation or other disputes. Other factors that may cause Syndax’s actual results to differ from those expressed or implied in the forward-looking statements in this press release are discussed in Syndax’s filings with the U.S. Securities and Exchange Commission, including the “Risk Factors” sections contained therein. Except as required by law, Syndax assumes no obligation to update any forward-looking statements contained herein to reflect any change in expectations, even as new information becomes available.

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SYNDAX PHARMACEUTICALS, INC.

(unaudited)

CONDENSED CONSOLIDATED BALANCE SHEET DATA

(In thousands)	March 31, 2016	December 31, 2015
Cash, cash equivalents, and short-term investments	$133,670	$86,489
Total assets	$136,259	$89,903
Total liabilities	$22,413	$23,205
Total stockholders’ equity (deficit)	$113,846	$(252,415)

Common stock outstanding	17,782,150	100,124
Common stock and common stock equivalents*	20,857,529	15,856,356

SYNDAX PHARMACEUTICALS, INC.

(unaudited)

CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS DATA

	Three Months Ended March 31,
(In thousands, except share and per share data)	2016	2015
License fee revenue	$305	$—
Operating expenses:
Research and development	4,786	1,723
General and administrative	4,272	2,711

Total operating expenses	9,058	4,434

Loss from operations	(8,753)	(4,434)
Other expense, net	(1,577)	(477)

Net loss	$(10,330)	$(4,911)

Net loss attributable to common stockholders	$(12,928)	$(12,072)

Net loss per share attributable to common stockholders—basic and diluted	$(2.85)	$(206.30)

Weighted-average number of common stock used to compute net loss per share attributable to common stockholders—basic and diluted	4,541,536	58,517

	March 31, 2016	December 31, 2015
*Common stock and common stock equivalents:
Common stock	17,782,150	100,124
Convertible preferred stock	—	12,872,551
Options to purchase common stock	2,717,539	2,606,195
Common stock warrants	357,840	277,486

	20,857,529	15,856,356

Investor and Media Contacts

Barbara Ryan

bryan@syndax.com

(646) 690-7639